Exhibit 10.46
SELLAS Life Sciences Group, Inc.
15 West 38th St.
10th Floor
New York, NY 10118

January 7, 2019

Nicholas J. Sarlis, M.D., Ph.D., FACP

Re:    Transition Agreement
Dear Nick:

This letter agreement (the "Letter Agreement") confirms our agreement concerning your resignation and separation from SELLAS Life Sciences Group, Inc. (the "Company") and the transition of your responsibilities as Executive Vice President and Chief Medical Officer (collectively, "CMO"). By entering into this Letter Agreement, the Company and you agree to the terms and conditions set forth herein.

A.	Transition Employment Period.

1.
You agree to resign as CMO (and resign from all officer and director positions at the Company and its subsidiaries) and become a consultant to the Company as provided for below, effective May 15, 2019 or such earlier date, agreed to by you and the Company and on which a successor Chief Medical Officer fully takes over your responsibilities. The period between the date hereof and May 15, 2019 or any such agreed upon earlier date, shall be referred to herein as the "Transition Employment Period. " During the Transition Employment Period you will continue as an employee and you agree to (i) continue to fulfill your professional responsibilities and obligations and remain an employee in good standing while undertaking to transition such responsibilities and obligations to one or more individuals designated by the Company's Chief Executive Officer (the "CEO") in his sole discretion, and (ii) perform such duties and responsibilities, and assume such titles, as are determined by the CEO (but you shall not be subject to any greater duties, titles or responsibilities than you currently have).

2.
During the Transition Employment Period you shall (A) continue to receive your current annual base salary at the rate of $380,000 (the "Base Salary"), payable in accordance with the Company's normal payroll practices, (B) receive a lump-sum payment consisting of your incentive bonus for 2018, payable on or before February 15, 2019, in an amount determined by the Board of Directors of the Company (the ''Board") based upon the Company' s achievement of the approved corporate goals for 2018 and your target percentage (40%), and (C) continue to participate in the Company's benefit plans and programs, so long as you remain eligible to continuesuch participation.

3.
Upon termination of the Transition Employment Period, your employment by the Company shall terminate (the "Separation Date"). So long as you have not resigned prior to the Separation Date, or during the Transition Employment Period engaged in "Disqualifying Conduct" (as defined below), and you execute and return within twenty-one (21) days of the Separation Date, and do not revoke a copy of the Supplemental General Release in the form attached hereto as Exhibit A, the Company will provide you with the following payments:

1.	a lump sum payment, payable on or before December 31, 2019, consisting of your pro-rata incentive bonus for 2019, in an amount determined by the Board based upon the Company's achievement of the approved corporate goals for 2019, your target percentage (40%) and prorated for the actual number of days in the Transition Employment Period; and

11.
payment of the monthly cost as of the Separation Date for medical coverage for you and your family (spouse and other dependents) for the period between your Separation Date and December 31, 2019. This payment shal1 be subject to the conditions set forth in Paragraph D.12 (the "COBRA Payment").

4.
Your group health, vision and dental coverage will continue through the last date of the month in which your Separation Date occurs. You will be given separate information regarding your right to continue your group health/dental/vision coverage, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). All COBRA rights are subject to your completion and submission of the proper forms in the times allotted.

Provided you timely elect COBRA continuation coverage, the Company will reimburse you for the monthly premium to continue such coverage for the lesser of
(i)seven full calendar months immediately following the last day of the calendar month in which your Separation Date occurs; and (ii) the end of the calendar month in which you become eligible to receive group health plan coverage under another employee benefit plan. For the avoidance of doubt, such reimbursement of monthly premiums shall be subject to Code Section 409A.

5.
During the Transition Employment Period you shall not be eligible for any equity awards or any other remuneration, awards, payments or benefits in addition to what is specified in this Letter Agreement, with the exception of the Retention Agreement dated August 2, 2017 (the "Retention Agreement") between you and SELLAS Life Sciences Group Ltd., a wholly owned subsidiary of the Company, which remains in effect in accordance with its terms.

6.
For purposes of this Letter Agreement, ''Disqualifying Conduct" shall mean (i) you failed to attempt in good faith, refused or willfully neglected to perform and discharge your material duties and responsibilities, (ii) you have been convicted of, or pled nolo contendere to, a felony or other crime involving fraud or moral turpitude, (iii) you breached your :fiduciary duty of loyalty to the Company, or acted fraudulently or with material dishonesty in discharging your duties to the Company,

(i)
you undertook an intentional act or omission of misconduct that materially harmed or was reasonably likely to materially harm the business, interests, or reputation of the Company, (v) you materially breached any material provision of this Letter Agreement or any other agreement with the Company, or (vi) you have materially breached any material provision of any Company code of conduct or ethics policy. With respect to any alleged breach of the foregoing sub-clauses (i),

(ii)and (vi) the Company will provide you with written notice and an opportunity to cure within ten (10) days of such notice, to the extent such alleged breach is in the judgment of the Company otherwise curable.

7.
If you die during the Transition Employment Period, the Company will provide the payments and benefits set forth in Sections A4 (other than the COBRA Payment), to your spouse, or if your spouse pre-deceases you, your estate, provided that your spouse or your estate (as applicable) executes and returns within twenty-eight (28) days of the date of your death, and does not revoke a copy of the Supplemental General Release in the form attached hereto as Exhibit A.

B.	The Consulting Period.

1.
Upon the Separation Date, and subject to compliance with the terms of this Letter Agreement and the absence of Disqualifying Conduct, following the Separation Date through December 31, 2019 (the "Consultancy Period") the Company shall engage you, and you agree to make your services available as a consultant on an as-needed basis but for no less than 25 hours per week, providing such services as are requested by the CEO or his designee(s). During the Consultancy Period, you shall be paid a monthly consulting fee equal to $23,500.

C.	Tax and Reporting Matters.

1.	All payments under this Letter Agreement will be subject to all deductions required by law, including applicable taxes and withholdings.

D.	Release and Ongoing Obligations.
In consideration for the Company providing you with the payments and benefits described in Section A, above, you voluntarily agree to the following:

1.
You, for yourself and for your heirs, executors, administrators, successors and assigns (referred to collectively as "Releasor"), forever release and discharge the Company and any and all of the Company's past and present affiliates, parent entities, subsidiaries, divisions, offices, branches, assets, employee benefit plans, funds, investment funds, successors and assigns, and any and all of its and their past and present officers, directors, partners, members, shareholders, agents, attorneys, employees, agents, trustees, fiduciaries, representatives, administrators, successors and assigns (whether acting in such capacity or otherwise) (referred to collectively as the "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasor ever had, now has or may have against Releasees or any of them by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter from the beginning of the world up to and including the date you sign this Letter Agreement (other than claims you may have based upon your rights under this Letter Agreement).

2.
Without limiting the generality of the foregoing general release, by signing this Letter Agreement you agree that Releasor is releasing Releasees from any and all claims arising out of your employment with the Company, the terms and conditions of such employment and/or the termination of such employment, including but not limited to: (i) any claim under the Employee Retirement Income Security Act of 1974 ("ERISA"), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Minimum Wage Act, the statutory provisions regarding retaliation/discrimination under the New York Worker's Compensation Law, the New York City Earned Sick Time Act, Florida Civil Rights Act of 1992 f7k/a Human Rights Act of 1977, Fla. Stat. § 760.01 et seq.; the Florida Equal Pay Law, Fla. Stat. § 448.07, Fla. Stat. § 725.07, Florida AIDS Act, Fla. Stat. § 760.50, Florida Law Sickle-Cell Trait Discrimination Law, Fla. Stat. §§ 448.075, 448.076, Florida Private Whistleblower Protection Law, Fla. Stat. § 448.101 et seq., the Florida Public Whistle-Blower's Act, Fla. Stat. § 112.3187 et seq.; Florida Workers' Compensation Retaliation Law, Fla. Stat. § 440.205, Florida Unpaid Wages Law, Fla. Stat.§ 448.08, Florida Minimum Wage Act, Fla. Stat.§§ 448.109, 448.110, Article X Section 24 of the Florida Constitution, Florida Leave to Victims of Domestic Violence Act, Fla. Stat. § 741.313, and waivable rights under the Florida Constitution, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Law, the New Jersey Smoker's Rights Act, the New Jersey Lie Detector Test Law, the New Jersey Jury Duty Employee Protection Law, the New Jersey Worker Freedom From Intimidation Act, the New Jersey Political Activities of Employees Law, the New Jersey Fair Credit Reporting Act, the retaliation provisions of the New Jersey Workers' Compensation Law, the New Jersey Security and Financial Empowerment Act, the New Jersey Social Media Privacy law, the New Jersey Opportunity to Compete Act, all New Jersey Municipal Sick Leave Laws, any claims for violation of the New Jersey State Constitution, and any other applicable federal, state or local statute (all as amended); (ii) any claims for violation of any statutory or administrative rules, regulations or codes; (iii) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iv) any claim sounding in tort (whether intentional or unintentional), common law or contract (express or implied), wrongful discharge, whistleblowing, detrimental reliance, defamation; wrongful discharge, retaliatory discharge, and (v) any claim for attorney's fees, costs, disbursements, emotional distress, pain and suffering, damages of any kind, including compensatory and/or punitive damages.

3.
Notwithstanding the foregoing general release, nothing in this Letter Agreement will affect or constitute a waiver of: (i) claims arising after the date you sign it; (ii) claims that cannot be waived by law; (iii) any right to make any disclosure to or cooperate with the United States Securities and Exchange Commission ("SEC") pursuant to Section 21F(b) of the Securities and Exchange Act or to receive a reward from the SEC in connection therewith; (iv) claims for accrued, vested benefits under any employee pension plan of the Company in accordance with the terms of the official plan documents and applicable law; (v) claims for reimbursement through the Company ' s Flexible Spending Account Program; (vi) claims for benefits under the Company' s group medical, vision and dental and disability plans in accordance with the terms of such plans and applicable law; (vii) your rights with respect to matters arising under this Letter Agreement, including without limitation matters arising after the Effective Date in connection with the Stock Grants; (viii) your rights to indemnification or coverage arising under the Company's foundation documents or bylaws, any applicable Directors and Officer policy and applicable laws; or (ix) your rights as a shareholder in connection with any matter arising after the Effective Date under any equity interest (the ''Excluded Claims").

4.
You acknowledge that you may hereafter discover claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matter of this Letter Agreement and which, if known or suspected at the time you execute this Letter Agreement, may have materially affected this Letter Agreement and your decision to enter into it. Nevertheless, you hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

5.
You represent and warrant that you have maintained in the strictest confidence all information relating to the Company and/or the Releasees and their respective business that is not generally known by persons not employed by the Company and that could not easily be determined or learned by someone outside of the Company. All of the foregoing shall be deemed "Confidential Information." You agree that you will maintain in the strictest confidence all Confidential Information, except as set forth below. In addition, you hereby acknowledge and re-affirm all your obligations under the Employee Confidential Information & Invention Assignment Agreement dated March 29, 2018 between you and the Company (the "Covenant Agreement"), including your post termination obligations, which are expressly incorporated herein and which shall continue in full force and effect. You acknowledge and agree that the payments and benefits provided under this Letter Agreement represent additional consideration for your obligations under the Covenant Agreement.

6.
You represent and warrant that you fully and completely disclosed any alleged facts of which you are aware that constitute or might constitute a violation of the Company's policies, including the Code of Conduct, and/or any of the securities laws, rules or regulations of the United States of America or any political subdivision thereof

7.	You agree and acknowledge that the CEO's and/or the Company's exercise of discretion pursuant to any of the terms of this Letter Agreement shall not give rise to any claim of any nature.

8.
You agree that you have not and in the future will not disclose to any other person or entity (directly or indirectly), Confidential Information (as defined in Paragraph D.5), except (a) as may be required pursuant to a valid subpoena, a request by a government agency (including but not limited to the United States Equal Employment Opportunity Commission (“EEOC") or the Securities and Exchange Commission ("SEC") in connection with any charge filed, investigation or proceeding or as otherwise required by law; and (b) to your immediate family members, financial advisors and attorneys, provided that you first inform them of the confidentiality of this Agreement and they agree to maintain its confidentiality. You further agree that you will not solicit or initiate any demand or request by others for the disclosure of Confidential Information; or encourage or induce any other person to make any statement or disclosure of Confidential Information. In the event that you receive an inquiry from the press or otherwise that could potentially call for the disclosure of Confidential Information, you will respond to the inquiry, if at all, by stating ''I cannot comment," or words to that effect. This Paragraph shall not be construed to prohibit you from participating in the activities described in Paragraph D. 11.

9.
You will cooperate fully with the Company, and provide assistance to the Company, in connection with (a) the orderly transition of all of your responsibilities and matters, (b) any pending or future litigation, administrative proceeding, or investigatory matter, and (c) any other matters for which you were responsible or with respect to which your knowledge may be of assistance to the Company. You further agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with the Company, unless prohibited from doing so by an order of a court or a government agency, you will give prompt written notice of such request to the Company's Head of Human Resources, at the address above to allow the Company a reasonable opportunity to first contest the right of the requesting person or entity to such disclosure. You agree to provide such cooperation and assistance as requested by the Company, subject to the reasonable efforts of the Company to accommodate any new employment obligations you may have, and the Company shall reimburse you for your reasonable out-of-pocket expenses in connection therewith. For the avoidance of doubt, nothing in this Paragraph or elsewhere in the Agreement is intended in any way to prevent you from testifying fully and truthfully in any action or proceeding or in connection with any regulatory matter.

10.
You agree that you have not and will not make any disparaging, critical or otherwise detrimental statements (orally or in writing) to any person or entity concerning the Company, its officers, directors, managing members, investors, employees, attorneys, representatives, affiliates, customers, clients, its and their business affairs or financial condition, the circumstances surrounding your employment and separation from the Company. For purposes of this Letter Agreement, the term "disparage" shall mean any oral or written statement or representation which, directly or by implication, tends, in the minds of a reasonable audience, to create a negative impression about the subject of the statement or representation, and includes, without limitation, comments or statements to the press and/or media, including, but not limited to, print journalists, press interviews or statements, newspapers, radio, television, cable, satellite programs, or Internet media (including blogs, web pages, web posts, email, and or "chat programs"), or to the Company, its officers, directors, employees, affiliates, customers, clients, or any person or entity with which the Company has a business relationship which would:

(a) adversely affect in any manner the conduct of the business of the Company or the Company's business relationships; (b) adversely affect in any manner the business reputation of the Company, its officers, directors, managing members, investors, employees, attorneys, representatives, affiliates, customers, clients, or any person or entity with which the Company has a business relationship; (c) induce or encourage others, to disparage the Company, its officers, directors, managing members, investors, employees, attorneys, representatives, affiliates, customers, clients, or any person or entity with which the Company has a business relationship. This Paragraph shall not be construed to prohibit you from participating in the activities described in Paragraph D. 11.

11.
Nothing in this agreement shall be construed to prohibit you from reporting possible violations of federal or state law or regulations to any governmental agency or self regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of any applicable federal or state law or regulations. Nothing contained in this Letter Agreement shall prohibit you from filing a charge with, or participating in any investigation or proceeding conducted by, the EEOC, or other federal, state or local government agency, except that you understand and agree that you will not be able to recover monetary or equitable relief of any kind from Releasees in connection with any such charged filed by you or on your behalf in connection with any action filed by a third party with respect to the claims you are waiving in this Letter Agreement. Additionally, nothing in this Letter Agreement shall constitute a waiver of any of the Excluded Claims.

12.
You agree that on the Separation Date, you will immediately return to the undersigned all property of the Company and/or any of the other Releasees that you have, including but not limited to records and materials, business and client information and files, cardkey access to Company offices, remote access card, desktop and laptop computer, cell phone, smartphone or other electronic device, keys, and corporate credit cards. You agree that on the Separation Date, you will have no electronic versions of the Company's documents and other materials in your possession. Notwithstanding the foregoing, you may retain a copy of your contacts database and copies of personal documents, including documents related to your employment terms, compensation, employee benefits, business expenses, federal, state and local taxes, diaries and calendars.

13.
You acknowledge and agree that you are entitled to the reimbursement of COBRA premiums provided for under Paragraph A.3 only if you (i) timely elect and receive COBRA continuation coverage following the last day of the calendar month in which your Separation Date occurs, and (ii) do not become eligible to receive group health plan coverage under another employee benefit plan before December 1, 2019; if either of these conditions are not met, you agree that the Company, may at its discretion, (i) cease making any further payment to you for reimbursement of COBRA premiums, and (ii) off-set against amounts otherwise due you the amounts of any COBRA reimbursements paid to you after you became eligible for coverage under another employer' s plan (the "Alternative Coverage Date") (the ''Excess COBRA Payment"), and you agree to promptly repay to the Company upon demand the Excess COBRA Payment.

14.
You acknowledge that apart from the payments and benefits that will be provided to you as set forth in this Letter Agreement, you have received all compensation, wages, bonuses, severance or termination pay, stock options, restricted stock units, equity grants, commissions, notice period, leave and/or benefits to which you may have been entitled to under any law, policy or plan of or sponsored by the Company, or pursuant to any prior agreement with the Company and that no other payments or benefits are due or owing to you except as set forth in this Letter Agreement, including any severance payment or benefits under the Employment Agreement, dated September 19, 2016 ("Employment Agreement") between you and the Company. You further affirm that you have had no known workplace injuries or occupational diseases.

E.	Mutual Understandings. The parties mutually agree to the following provisions:

1.
Nothing herein shall limit the Company's ability to make any disclosures required by the securities laws or the rules and regulations of the SEC or of any stock exchange on which the Company' s shares are listed, including the filing of a Current Report on Form 8-K to disclose the fact of your resignation and the financial arrangements memorialized hereby, the inclusion of information regarding compensation paid to you as required in any filing with the SEC made by the Company and the filing of this Agreement as an exhibit to the Company' s periodic reports filed pursuant to the Securities Exchange Act.

2.
Nothing herein is intended to or shall be deemed to constitute an admission that the Company or any of the other Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrongdoing whatsoever against you or otherwise. Neither this Letter Agreement nor any of its terms may be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Letter Agreement. Moreover, by signing this Letter Agreement you acknowledge that you are not aware of any wrongdoing or fraudulent or unlawful conduct on the part of the Company or the Releasees.

3.
In the event that any provision of this Letter Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any provision contained in this Letter Agreement is held to be excessively broad as to duration, scope, activity or subject, that provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law.

4.
This Letter Agreement, and any attachments and exhibits hereto, together with the Covenant Agreement referenced in Paragraph D.5 above, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements relating thereto, whether written or oral. You represent that in executing this Letter Agreement, you have not relied on any representation or statement not set forth herein. No amendment, modification or waiver of this Letter Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

5.
This Letter Agreement will be governed by and construed in accordance with the laws of the State of New York, except as may be preempted by federal law. This Letter Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

6.
Payments under this Agreement are intended to be exempt from, or otherwise comply with, Section 409A of the Internal Revenue Code as amended ("Section 409A"). You agree to fully indemnify and hold harmless the Company and the Releasees from payment of taxes, interest or penalties that may be required by any governmental agency at any time as a result of the payments set forth herein, except that the Company shall make all required payroll tax payments as required by applicable law in connection with base salary or any other covered compensation paid to you through the Separation Date. Set forth in Exhibit B are additional provisions relating to Section 409A and applicable to this Agreement.

7.
During the Transition Employment Period and the Consultancy Period, you agree to abide by the Company's Insider Trading Policy. Thereafter, you shall not be subject to the blackout periods in the Company's Insider Trading Policy and, in accordance with the terms of the applicable grant agreements and stock incentive plans, you will be permitted to exercise any vested Stock Grants and dispose of any underlying shares in the Company, subject to any laws governing insider trading and the expiration of any exercise period.

8.	Your Employment Agreement is superseded by this Letter Agreement and the terms of the Employment Agreement have no further force or effect.

F.	Obligations Unrelated to This Letter Agreement.
Regardless of whether you sign this Letter Agreement, you and the Releasees will have the following rights and obligations:

1.	You will be paid for all accrued vacation days that remain unused as of the Separation Date, with such payment occurring within ten (10) days of the Separation Date.

2.
If covered, your group health/dental/vision coverage will continue through the last date of the month in which your Separation Date occurs. You will begiven separate information regarding your right to continue your group health/dental/vision coverage, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). All COBRA rights are subject to your completion and submission of the proper forms in the times allotted.

3.	You may be eligible to convert your Company-provided life insurance policy to an individual policy. Information about conversion of life insurance benefits will be sent to you separately.

G.	Consideration Period.

By signing this Letter Agreement in the space provided below and returning it to the undersigned, you are confirming your acceptance of the terms and conditions set forth herein, and you are acknowledging the following:

1.
The obligations as set out in this Letter Agreement represent a complete waiver and release of all rights and claims that you have or may have against the Releasees, as provided in Paragraph D.l above. Accordingly, you should review it carefully before signing it.

2.	You are advised to consult with an attorney of your choice before signing this Letter Agreement.

3.	To accept this Letter Agreement, you must sign, have notarized, and deliver the Letter Agreement to Nancy Ecklund, at the address above.

4.
By signing this Letter Agreement, you acknowledge that you have carefully read this Letter Agreement in its entirety, you fully understand the significance of all the terms and conditions of this Letter Agreement and have had a reasonable opportunity to discuss them with an attorney of your choice, and you are signing this Letter Agreement voluntarily and of your own free will and agreeing to all the terms and conditions contained herein.

5.	This Letter Agreement will become effective after you sign this Letter Agreement (the "Effective Date").

We wish you the best in your future endeavors.

/s/ Angelos M. Stergiou

Angelos M. Stergiou, MD, ScD h.c.
President and Chief Executive Officer

/s/ Nicholas J. Sarlis

Nicholas J. Sarlis, M.D., Ph.D., FACP